Exhibit 99.1

PerkinElmer Updates Third Quarter Outlook; To Hold Earnings Call on Wednesday, October 28, 2020

WALTHAM, Mass.--(BUSINESS WIRE)--October 12, 2020--PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today announced that it anticipates reported and organic revenue growth of approximately 35% and 33%, respectively, for the third quarter ended October 4, 2020.

The strong revenue growth performance was driven by continued better-than-expected demand for PerkinElmer’s full-suite of solutions aimed at helping support customers’ COVID-19 testing needs across the globe. Demand for the Company’s RT-PCR, RNA extraction systems and kits, and automated liquid handling instrumentation remained robust. In total, COVID-19 related solutions contributed approximately $280 million of revenue in the third quarter.

PerkinElmer will release its third quarter 2020 financial results after market close on Wednesday, October 28, 2020. The Company will also host a conference call the same day at 5:00 p.m. ET to discuss these results. Prahlad Singh, president and chief executive officer, and Jamey Mock, senior vice president and chief financial officer, will host the conference call.

To access the call, please dial (720) 405-2250 prior to the scheduled conference call time and provide the access code 6884834. A live audio webcast of the call will also be available on the Investors section of the Company's Web site at www.perkinelmer.com.

A replay of the webcast will be available beginning at 7:00 p.m. ET, Wednesday, October 28, 2020 through the Investors section of the Company’s website at www.perkinelmer.com.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) effect of the COVID-19 pandemic on our sales and operations; (3) fluctuations in the global economic and political environments; (4) our failure to introduce new products in a timely manner; (5) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (6) our failure to adequately protect our intellectual property; (7) the loss of any of our licenses or licensed rights; (8) our ability to compete effectively; (9) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (10) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (11) disruptions in the supply of raw materials and supplies; (12) the manufacture and sale of products exposing us to product liability claims; (13) our failure to maintain compliance with applicable government regulations; (14) regulatory changes; (15) our failure to comply with healthcare industry regulations; (16) economic, political and other risks associated with foreign operations; (17) our ability to retain key personnel; (18) significant disruption in our information technology systems, or cybercrime; (19) our ability to obtain future financing; (20) restrictions in our credit agreements; (21) discontinuation or replacement of LIBOR; (22) the United Kingdom’s withdrawal from the European Union; (23) our ability to realize the full value of our intangible assets; (24) significant fluctuations in our stock price; (25) reduction or elimination of dividends on our common stock; and (26) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on innovating for a healthier world. The Company reported revenue of approximately $2.9 billion in 2019, has about 13,000 employees serving customers in 190 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

PKI
Three Months Ended
October 4, 2020
Organic revenue growth:
Reported revenue growth	35%
Less: effect of foreign exchange rates	1%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Organic revenue growth	33%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believe that, in order to more fully understand our short-term and long-term financial and operating trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and including acquisitions growth from the comparable prior period, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We also exclude the impact of sales from divested businesses by deducting the effects of divested business revenue from the current and prior periods. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

Contacts

Investor Relations:
Bryan Kipp
(781) 663-5583
bryan.kipp@perkinelmer.com

Media Relations:
Chet Murray
(781) 663-5719
chet.murray@perkinelmer.com